Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, to the use of our report dated March 4, 2019, on the consolidated financial statements of Tempo Holding Company, LLC, and to the use of our report dated March 4, 2019 on the balance sheet of Alight Inc. in the Registration Statement (Form S-1) and related Prospectus of Alight Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

March 11, 2019